Exhibit 99.1

Onto Innovation’s Dragonfly® G5 System Qualified for Applications in 2.5D AI Packaging

Company exceeds guidance for first quarter and increases outlook for the second quarter

Wilmington, Mass., April 16, 2026 – Onto Innovation Inc. (NYSE: ONTO) today announced the successful qualification of the recently launched Dragonfly® G5 platform for new and existing applications in 2.5D advanced packaging, with initial shipments expected in June.

The qualification completes a process to accelerate the launch of the Dragonfly G5 system given its new proprietary optics, illumination, and advanced algorithms that improve visibility and throughput resulting in a significantly reduced overall cost of ownership. According to industry analysts, with demand for AI devices enabled through advances in packaging expected to grow approximately 30% annually over the next two years, process control requires a far greater level of sensitivity than previous generations. The new Dragonfly G5 system offers industry-leading capability for customers needing to adapt quickly to changes in package sizes, architectures, and evolving process flows.

“We were very pleased with our performance across several process layers used for fan-out packaging. The flexibility of the system’s proprietary optics and AI-enhanced software allowed us to quickly adjust to each of the many challenges and deliver compelling value to our customers,” said Ido Dolev, executive vice president of product solutions for Onto Innovation. “The new Dragonfly platform is designed to provide the flexibility required for future packaging transitions, and we look forward to its potential to deliver value in markets not currently served by Onto Innovation.”

“We are proud of what the team has been able to achieve in a relatively short time with the delivery of the Dragonfly G5. With this second successful qualification, the new Dragonfly platform is demonstrating that we have the capability to deliver significantly greater sensitivity at an improved cost of ownership,” said Mike Plisinski, chief executive officer of Onto Innovation. “We believe this value proposition is resonating with customers, as we have observed a meaningful increase in demand for our Dragonfly platforms, which are now expected to grow more than 50% in 2026 compared with 2025.”

The Company’s preliminary estimate of its first quarter 2026 revenue is $292 million, above the previously communicated outlook of $275 to $285 million. Further, the Company is establishing second quarter 2026 guidance of $320 to $330 million, representing an 8% increase over previously shared outlook. The Company expects to release its full first quarter financial results after market close on May 5, 2026, followed by a conference call.

About Onto Innovation Inc.

Onto Innovation is a leader in process control, combining global scale with an expanded portfolio of leading-edge technologies that includes un-patterned wafer quality, 3D metrology spanning chip features from nanometer scale transistors to large die interconnects, macro defect inspection of wafers and packages, metal interconnect composition, factory analytics, and lithography for advanced semiconductor packaging.

Our breadth of offerings across the entire semiconductor value chain combined with our connected thinking approach results in a unique perspective to help solve our customers’ most difficult yield, device performance, quality, and reliability issues. Onto Innovation strives to optimize customers’ critical path of progress by making them smarter, faster and more efficient. Headquartered in Wilmington, Massachusetts, Onto Innovation supports customers with a worldwide sales and service organization.

Additional information can be found at www.ontoinnovation.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include statements relating to Onto Innovation’s business momentum and future growth; technology development, product introduction and acceptance of Onto Innovation’s products and services; capabilities of Onto Innovation’s products and customer service and their benefits to customers; Onto Innovation’s manufacturing practices and ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position, Onto Innovation’s expectations regarding the semiconductor market outlook as well as other matters that are not purely historical data. Onto Innovation wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Onto Innovation’s control. Such factors include, but are not limited to, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; fluctuations in customer capital spending; the Company’s ability to effectively manage its supply chain and adequately source components from suppliers to meet customer demand; the effects of political, economic, legal, and regulatory changes, including tariffs and trade disputes, or conflicts on the Company's global operations; its ability to adequately protect its intellectual property rights and maintain data security; the effects of natural disasters or public health emergencies on the global economy and on the Company’s customers, suppliers, employees, and business; its ability to effectively maneuver global trade issues and changes in trade and export regulations, tariffs and license policies; the Company’s ability to maintain relationships with its customers and manage appropriate levels of inventory to meet customer demands; and the Company’s ability to successfully integrate acquired businesses and technologies. Additional information and considerations regarding the risks faced by Onto Innovation are available in Onto

Innovation’s Form 10-K report for the year ended January 3, 2026, and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Onto Innovation’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance, or achievements. Onto Innovation does not assume any obligation to update the forward-looking information contained in this press release, except as required by law.

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Source: Onto Innovation Inc.

ONTO-IP

Contacts:

Investor Relations:

Sidney Ho, +1 408.376.9163

sidney.ho@ontoinnovation.com